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Pricing Supplement dated March 15, 2005 	                  Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                     File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                  TOYOTA MOTOR CREDIT CORPORATION

	              Medium-Term Note, Series B - Fixed Rate

________________________________________________________________________________


Principal Amount:  $75,000,000		    Trade Date: March 15, 2005
Issue Price: 100%			    Original Issue Date:  March 18, 2005
Interest Rate: 3.65% per annum		    Net Proceeds to Issuer:  $75,000,000
Interest Payment Dates: March 13, 2006 	    Principal's Discount or
   and Maturity				       Commission:  0.00%
Stated Maturity Date: April 13, 2006


________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas


Day Count Convention:
  [ ]  30/360 for the period
  [X]  Actual/360 for the period from March 18, 2005 to April 13, 2006
  [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
  Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [] Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	               ___________________________

                                 HSBC


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                       ADDITIONAL TERMS OF THE NOTES

Calculation of Interest

   	Notwithstanding anything to the contrary in the Prospectus Supplement, interest on the Notes will be calculated on an Actual/360 basis. That is, accrued interest for each Interest Calculation Period (as defined below) will be calculated by multiplying:

       (1)	the face amount of the note;
       (2)	the applicable interest rate; and
       (3)	the actual number of days in the related Interest Calculation
                Period.

and dividing the resulting product by 360.

"Interest Calculation Period" means the period from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated May 4, 2004 and an Appointment Agreement Confirmation dated March 15, 2005 (collectively, the "HSBC Agreement") between TMCC and HSBC Securities (USA) Inc. ("HSBC"), HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. HSBC may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
            Under the terms and conditions of the Agreement, HSBC is committed to take and pay for all of the Notes offered hereby if any are taken.